Cyber Digital, Inc.
                 Statement of Computation of Earnings Per Share


                                    Three Months
                                        Ended                                Year Ended March 31,
                                    June 30, 1996     1996        1995           1994          1993             1992
                                    -------------     ----        ----           ----          ----             ----
Net income (loss)                    $215             $975      $(743)           $(208)       $(224)            $109
                                     ====             ====      ======           ======       ======            ====

Shares:
Weighted average common shares
outstanding                        15,110           14,256      13,653           13,039       12,739          12,521

Dilutive effect of assumed
conversion of incentive stock
options and a non-qualified option  1,865            1,619          --               --           --           1,072

Weighted average common shares
outstanding as adjusted            16,975           15,875      13,653           13,039       12,739          13,593
                                   ======           ======      ======           ======       ======          ======


Net income (loss) per common share:

Primary                             $0.01            $0.07      $(0.05)          $(0.02)      $(0.02)          $0.01
Fully Diluted                       $0.01            $0.07      $(0.05)          $(0.02)      $(0.02)          $0.01